AMENDMENT 1 TO
                             PARTICIPATION AGREEMENT
                                  By and Among
                           IDS LIFE INSURANCE COMPANY
                                       And
                          PUTNAM CAPITAL MANAGER TRUST
                      (now known as Putnam Variable Trust)
                                       And
                            PUTNAM MUTUAL FUNDS CORP.


THIS AMENDMENT 1 TO PARTICIPATION AGREEMENT ("Amendment 1") is made and entered into this 30th day of April, 1999 by and among IDS Life Insurance Company (the "Company"); Putnam Variable Trust (formerly Putnam Capital Manager Trust) (the "Fund"); and Putnam Mutual Funds Corp. (the "Distributor").

WHEREAS, the Company, the Fund and the Distributor are parties to the Participation Agreement dated October 7, 1996, (the "Agreement"); and

WHEREAS, the parties now desire to amend the Agreement to add Designated Portfolios, to allow a new flexible premium variable life insurance policy and new flexible premium variable annuity to invest in the Designated Portfolios and to provide that the new life insurance policy and annuity will invest in Class IB Shares of the Designated Portfolios;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Distributor agree as follows:


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1. Amendment to Schedule 2. In accordance  with the terms of the Agreement,  the parties hereby amend Schedule 2 to read as follows:


                                   Schedule 2
                             PARTICIPATION AGREEMENT
                                  By and Among
                           IDS LIFE INSURANCE COMPANY
                                       And
                              PUTNAM VARIABLE TRUST
                                       And
                            PUTNAM MUTUAL FUNDS CORP.

The Separate Account(s) shown on Schedule 1 may invest in the following Designated Portfolios of the Putnam Variable Trust:

         IDS Life Variable Account 10:
                  IDS Life Flexible Portfolio Annuity offers the following Designated Portfolio as an investment option:

                           Putnam VT New Opportunities Fund - Class IA Shares

                  AXP Retirement Advisor Variable Annuity offers the following Designated Portfolios as investment options:

                           Putnam VT International New Opportunities Fund - Class IB Shares
                           Putnam VT Vista Fund - Class IB Shares

         IDS Life Variable Life Separate Account:
                  IDS Life Variable Universal Life Insurance Policy (VUL) offers the following Designated Portfolio as an investment option:

                           Putnam VT New Opportunities Fund - Class IA Shares

                  IDS Life Variable Universal Life Insurance Policy (VUL III) offers the following Designated Portfolios as investment options:

                           Putnam VT High Yield Fund - Class IB Shares
                           Putnam VT New Opportunities Fund - Class IA Shares

2. Service Fees. With respect to any investment in Class IB Shares of the Designated Portfolios:

a) Provided the Company complies with its obligations under the Agreement, the Distributor will pay the Company a service fee (the "Service Fee") on shares of the Designated Portfolios held in the Account at the rate of 0.15% per annum.

a) The Company understands and agrees that all Service Fee payments are subject to the limitations contained in each Designated Portfolio's Distribution Plan, which may be varied or discontinued at any time, and understands and agrees that it will cease to receive such Service Fee Payments with respect to a Designated Portfolio if the Designated Portfolio ceases to pay fees to the Distributor pursuant to its Distribution Plan.

a)                The  Company's  failure to provide the  services  described in
                  Section 2(e) below or otherwise to comply with the terms of the Agreement will render it ineligible to receive Service Fees.

a) Except as described in Sections 2(b) and 2(c) above, the Distributor will pay the Company the Service Fees unless it is not permissible to continue such Service Fee arrangement under applicable laws, rules or regulations. The Service Fee arrangement may be terminated: (A) in writing by either party upon sixty (60) days' advance written notice to the other party; or (B) if the Agreement is terminated, however, the Service Fee will continue to be due and payable with respect to shares of the Designated Portfolios attributable to Contracts in effect on the effective date of termination of the Service Fee arrangement.

a) The Company will provide the following services to Contract owners who allocate purchase payments to subaccounts of the Account investing in the Designated Portfolios:

i) Maintain regular contact with Contract owners and assist in answering inquiries concerning the Designated Portfolios;

i) Assist in printing and/or distributing shareholder reports, prospectuses, service literature and sales literature or other promotional materials provided by the Distributor;

i) Assist the Distributor and its affiliates in the establishment and maintenance of Contract owner and shareholder accounts and records;

i) Assist Contract owners in effecting administrative changes, such as exchanging into or out of the subaccounts of the Account investing in shares of the Designated Portfolios;

i)       Assist in processing purchase and redemption transactions; and

i) Provide any other information or services as the Contract owners of the Distributor may reasonably request.

                  The Company will support the Distributor's marketing and servicing efforts for granting reasonable requests for visits to the Company's offices by representatives of the Distributor.

a) The Company's compliance with the service requirement set forth in this Amendment 1 will be evaluated from time to time by the Distributor's monitoring of redemption levels of Designated Portfolio shares held in the Account and by such other methods as the Distributor deems appropriate.

2. Definitions. Terms not defined in this Amendment 1 will have the meaning as those terms defined in the Agreement.

2. Counterparts. This Amendment 1 may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment 1 to be executed in its name and on its behalf by its duly authorized representatives as of the date specified above.


PUTNAM VARIABLE TRUST                                 PUTNAM MUTUAL FUNDS CORP.

By:                                                     By:

Name:                                                   Name:

Title:                                                  Title:


IDS LIFE INSURANCE COMPANY                              ATTEST:

By:                                                     By:

Name:                                                   Name:

Title:                                                  Title: